Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK ELECTS MARK H. RONALD TO BOARD OF DIRECTORS

Minneapolis, January 04, 2007 – Alliant Techsystems (NYSE: ATK) announced today that Mark H. Ronald has been elected as an independent director to the company’s Board of Directors, effective January 15, 2007.  Mr. Ronald recently retired as the President and Chief Executive Officer of BAE Systems Inc.

“We are very pleased to welcome Mark Ronald to the ATK Board of Directors,” said Dan Murphy, Chairman and CEO.  “His breadth of experience and established leadership within the aerospace and defense industry will be highly valuable in assisting ATK’s continued success.”

As President and CEO of BAE Systems Inc., Mr. Ronald oversaw operations that employed approximately 45,000 and generated sales in excess of $10 billion.  Mr. Ronald previously served as the President, Chief Operating Officer and member of the Board of Directors of AEL Industries.  He received a Bachelor of Arts and a Bachelor of Science in Electrical Engineering from Bucknell University, and a Masters of Science in Electrical Engineering from Polytechnic Institute in New York.

ATK is a $3.4 billion advanced weapon and space systems company employing approximately 15,000 people in 22 states.   News and information can be found on the Internet at www.atk.com.

#          #          #